Burke & Herbert Financial Services Corp. Announces Effectiveness of Registration Statement on Form 10 and Listing on Nasdaq Capital Market®

April 25, 2023

Alexandria, VA – Burke & Herbert Financial Services Corp. (the “Company”) (Nasdaq: BHRB), the bank holding company for Burke & Herbert Bank & Trust Company, announced that its Registration Statement on Form 10 has been declared effective by the United States Securities and Exchange Commission (the “SEC”) and that its common stock will begin trading on the Nasdaq Capital Market® effective with the opening of trading on April 26, 2023. Shares of the Company’s common stock will continue to trade under the symbol “BHRB”, the same symbol under which the Company’s securities were previously quoted on OTC Markets.

From David P. Boyle, Company Chair, President and Chief Executive Officer

“Today’s announcement is consistent with our overall growth strategy that is designed to deliver enhanced long-term value for our shareholders. We believe taking these actions will create additional access to capital, increase trading volume, provide better liquidity for our shareholders, and create greater visibility within the investor community.”

About Burke & Herbert Financial Services Corp.

Burke & Herbert Financial Services Corp. is the bank holding company for Burke & Herbert Bank & Trust Company. Burke & Herbert Bank & Trust Company is the oldest continuously operating bank under its original name headquartered in the greater Washington DC Metro area. The Bank offers a full range of business and personal financial solutions designed to meet customers’ banking, borrowing, and investment needs and has over 20 branches throughout the Northern Virginia region and commercial loan offices in Fredericksburg, Loudoun County, and Richmond, Virginia, and in Bethesda, Maryland. Learn more at www.burkeandherbertbank.com.

Member FDIC; Equal Housing Lender

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on certain assumptions and describe future plans, strategies and expectations of the Company and the Bank, including with respect to the listing of the Company’s shares on the Nasdaq stock exchange and the timing and benefits thereof. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.